Exhibit 99.1

News Release

Investors:	Monique Wise, 513-784-8935, mwise@chiquita.com
News media:	Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA TO REPORT ITS FOURTH QUARTER AND

FULL YEAR 2003 FINANCIAL RESULTS FEB. 17, 2004

CINCINNATI – Feb. 2, 2004 – Chiquita Brands International, Inc. (NYSE: CQB) will release fourth quarter and full-year 2003 financial results on Feb. 17, 2004, after the market closes and will host a conference call at 4:45 p.m. EST that day. Fernando Aguirre, president and chief executive officer, James Riley, senior vice president and chief financial officer, and Robert Kistinger, president and chief operating officer of Chiquita Fresh, will host the call, which will be accessible by telephone or via global webcast.

For telephone access, please contact one of the following numbers at least ten minutes prior to the scheduled start time. In the United States, dial 1-800-818-5264. For all other locations, dial +913-981-4910. A replay of the call will be available until Feb. 24. To access, dial 1-888-203-1112 in the United States or +719-457-0820 from other locations and provide the confirmation code 574738.

To listen to the audio webcast of the conference call, please use the link on Chiquita’s home page (www.chiquita.com). The webcast will also be distributed over CCBN’s StreetEvents Network (www.streetevents.com). The CCBN StreetEvents Network provides company-specific information to individual investors through FullDisclosure.com and other leading portals, including the AOL Personal Finance Channel and Yahoo! Finance. The archived webcast will be available after the call at www.chiquita.com until 5 p.m. on March 2.

Chiquita also announced a correction to its all-in euro-U.S. dollar exchange rate for the fourth quarter of 2002 to $0.97 from $0.91, which was given during the third-quarter 2003 earnings conference call on Oct. 30. In addition, the company announced a correction to its all-in euro-U.S. dollar exchange rate for the third quarter of 2002 to $0.97 from $0.94, which was also given in the third-quarter 2003 earnings conference call on Oct. 30 and in the press release issued on that date.

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Chiquita Brands International

Fourth Quarter 2003 Earnings Notification

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under the premium Chiquita® brand. The company is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com

Certain statements may be made on the conference call that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from any predictions made.

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